SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 30, 2003

Zimmerman Sign Company

(Exact Name of Registrant as Specified in charter)

Texas (State or other jurisdiction of incorporation)	0-21737 (Commission File Number)	75-0864498 (IRS Employer Identification No.)

3013 North Jackson, Jacksonville, TX 75766

(Address of Principal Executive Office)

(903) 589-2100

(Registrant's telephone number, including area code)

Item 4. Changes in Registrant’s Certifying Accountant

On January 9, 2003, Zimmerman Sign Company (the "Registrant") dismissed its independent public accountants, KPMG LLP ("KPMG"). The decision to change accountants was approved by the Board of Directors of the Registrant. The Registrant has authorized KPMG to respond fully to inquiries from successor accountants.

KPMG’s reports on the Registrant’s financial statements for the fiscal year ended December 31, 2000 and the six-month period ended December 31, 2001 (including the Registrant’s balance sheet as of June 30, 2001) did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles. Other than the events reported in paragraphs (1) and (2) below, during the Registrant’s two most recent fiscal years and through January 9, 2003, the Registrant had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

(1) In a press release attached to a Form 8-K of the Registrant filed with the Securities and Exchange Commission, dated September 18, 2001, the Registrant reported the presence of errors attributable to the overstatement of inventory and understatement of cost of goods sold in its previously issued financial statements and that prior financial statements and auditors’ opinions should not be relied upon. For the reason described below, as of the current date the impact of the errors on the Registrant’s previously issued financial statements has not been resolved. The Registrant’s Audit Committee discussed this subject matter with KPMG, and the Registrant has authorized KPMG to respond fully to inquiries from successor accountants.

(2) The Registrant’s Audit Committee received a letter from KPMG dated May 15, 2002 concerning the existence of certain significant deficiencies in the design or operation of internal control which could adversely affect the Registrant’s ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements, as follows: (a) the Registrant did not have an established methodology for assessing the need for and measuring the amount of its inventory obsolescence reserve and allowance for doubtful accounts; (b) the Registrant should continue for the foreseeable future its policy of performing physical inventory counts on a period basis and should investigate the barriers to and solutions regarding its ability to utilize its computer systems to maintain adequate perpetual inventory records; and (c) there were various process areas where activities were not undertaken with a focus on attention to detail, resulting in inaccurate transaction and financial statement balances, and where there was not a consistently adequate level of supervision and review. Although KPMG discussed neither draft nor final form of this May 15, 2002 letter with the Registrant's Audit Committee, KPMG did discuss the subject matter with the Registrant's Audit Committee that was ultimately included in this letter upon its composition. The Registrant has authorized KPMG to respond fully to inquiries from successor accountants.

Following the discovery of errors attributable to the overstatement of inventory and understatement of cost of goods sold in its previously issued financial statements, as described in the Registrant’s press release attached to a Form 8-K of the Registrant, dated September 18, 2001, the Registrant has taken measures to improve its internal controls, specifically its established methodology for assessing the need for and measuring the amount of its inventory obsolescence reserve and allowance for doubtful accounts, and remains committed to its internal controls, although the impact of the errors on the Registrant’s previously issued financial statements described in paragraph (1) has not been resolved through the issuance of audited restated financial statements because the Registrant determined, after discussions with KPMG, that it was unable to provide information requested by KPMG to enable KPMG to audit a restatement of its previously issued financial statements.

During the Registrant’s two most recent fiscal years and through January 9, 2003, there was no disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject of that disagreement in its reports on the Registrant’s financial statements for those fiscal periods.

The Registrant provided KPMG with a copy of the disclosures it is making in response to Item 304(a) of Regulation S-K, and has requested that KPMG provide its response letter, addressed to the Securities and Exchange Commission, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. The Registrant has requested that KPMG provide the letter as promptly as possible to enable the Registrant to file the letter with the Securities and Exchange Commission within ten business days after the date of filing this Form 8-K, by amendment to this Form 8-K.

Item 7. Exhibits

(c)

16.1 Letter from KPMG addressed to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIMMERMAN SIGN COMPANY

By: /s/ Chris James

Chris James

Chief Financial Officer

Dated: January 30, 2003

Index to Exhibits

16.1 Letter from KPMG addressed to the Securities and Exchange Commission.